Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation reports 2025 earnings results; provides business plan update through 2029, extending EPS growth targets

•Announces 2025 reported earnings (GAAP) of $1.59 per share.
•Achieves earnings from ongoing operations of $1.81 per share – 7.1% growth over 2024.
•Provides 2026 earnings forecast range of $1.90 to $1.98 per share; midpoint of $1.94 per share represents a 7.2% increase over 2025 ongoing earnings.
•Extends annual EPS growth target of 6% to 8% through at least 2029; expects EPS compound annual growth rate through 2029 to be near the top end of targeted range off of 2025 results.
•Updates capital plan to $23 billion of projected infrastructure investments from 2026 through 2029, resulting in average annual rate base growth of ~ 10.3% over the period.
•Announces increase in quarterly common stock dividend to $0.2850 per share.

ALLENTOWN, Pa. (Feb. 20, 2026) – PPL Corporation (NYSE: PPL) today announced 2025 reported earnings (GAAP) of $1.18 billion, or $1.59 per share, compared with 2024 reported earnings of $888 million, or $1.20 per share.
Adjusting for special items, 2025 earnings from ongoing operations (non-GAAP) were $1.34 billion, or $1.81 per share, compared with $1.25 billion, or $1.69 per share, a year ago.
PPL’s fourth-quarter 2025 reported earnings were $266 million, or $0.36 per share, compared with fourth-quarter 2024 reported earnings of $177 million, or $0.24 per share.
Adjusting for special items, fourth-quarter 2025 earnings from ongoing operations were $305 million, or $0.41 per share, compared with fourth-quarter 2024 earnings from ongoing operations of $256 million, or $0.34 per share.
“As the energy landscape continues to transform at an unprecedented pace, PPL continues to evolve and adapt to meet challenges and embrace opportunities,” said PPL President and Chief Executive Officer Vincent Sorgi. “In 2025, we achieved our targeted earnings per share and dividend growth, completed $4.4 billion in infrastructure investments to improve service to our customers and exceeded our targeted annual O&M savings to help keep energy affordable.
“Across PPL, we also continued to advance our strategy to create the utilities of the future – utilities that are stronger, smarter, cleaner and more efficient. In fact, despite significantly heightened storm activity in all of our service territories, our companies delivered top-quartile or near-top-quartile reliability in 2025. This performance is a direct result of investments we’re making in our electricity and gas networks and Kentucky power plants,” said Sorgi.
As PPL invests in the future, it remains very focused on ensuring utility bills remain affordable – and not just the components of the bill the company controls. Sorgi said PPL is accomplishing this on a number of fronts. This includes enhancing low-income customer programs and continuing PPL’s strong focus on operational efficiency. It includes connecting large loads to transmission networks and developing new large-load tariffs to protect and ultimately lower transmission costs for other customers. It includes supporting legislation in Pennsylvania and advancing PPL’s joint venture with Blackstone Infrastructure to get new generation resources built in PJM, which should lower wholesale electricity costs to PPL Electric Utilities’ customers. In addition, it includes working to negotiate a new hold-harmless settlement in Rhode Island in parallel with Rhode Island Energy’s pending base rate proceeding.
“For every $1 of O&M we reduce, we can fund about $8 of capital investment without impacting the customer bill,” said Sorgi. “By steadily building on our cost-saving efforts each year since 2021, we have achieved annual run-rate O&M savings of $170 million in 2025, putting us almost a year ahead of schedule and very close to our 2026 goal of $175 million in annual run-rate O&M reductions compared to 2021. This O&M efficiency strategy enabled our utilities to go many years without requesting a base rate increase for our customers – ten years at PPL Electric Utilities, nearly five years at Louisville Gas and Electric and Kentucky Utilities and eight years at Rhode Island Energy. Moving forward, we will continue to mitigate bill increases as much as possible while we make critical investments in electric and gas network modernization, build new generation to meet demand growth in Kentucky, and advance our joint venture with Blackstone Infrastructure to meet growing data center demand in Pennsylvania.
“In short, this is an exciting and crucial time in our country and industry as we work to meet the significant power demands from data centers and new manufacturing in a manner that does not increase costs to our other customers. These issues are incredibly complicated, but they are also incredibly important to solve, and at PPL, we are absolutely committed to being part of the solution,” said Sorgi.

    2025 Highlights

In delivering ongoing earnings of $1.81 per share, PPL achieved the midpoint of its 2025 ongoing earnings forecast, or a 7.1% increase over the midpoint of the company’s original 2024 ongoing-earnings- per-share target.
In completing $4.4 billion in planned capital investments, the company focused on strengthening the grid against more frequent and severe storms; speeding restoration and recovery when they occur; and advancing a safe, reliable and cleaner energy mix.
In achieving cumulative, annual O&M savings of $170 million in 2025 compared to the company’s 2021 baseline, the company increased efficiency primarily through continued investment in grid hardening and the deployment of smart grid technology, automation and data science.

2026 Earnings Guidance and Outlook

In conjunction with today’s earnings announcement, PPL provided a 2026 earnings forecast range of $1.90 to $1.98 per share. The midpoint, $1.94 per share, represents a 7.2% increase over the company’s 2025 actual ongoing earnings results of $1.81 per share.
PPL also extended its 6% to 8% annual EPS growth target through 2029. The company expects to achieve compound annual growth near the top end of its targeted range through at least 2029 off of 2025 actual ongoing earnings of $1.81 per share, with stronger growth beginning in 2027 and continuing through 2029.
In addition, the company updated its capital investment plan to $23 billion from 2026 through 2029, compared to the prior plan of $20 billion from 2025 to 2028. These investments are expected to result in approximately 10.3% average annual rate base growth through 2029. The company is targeting approximately $5.1 billion in infrastructure investments in 2026, including investments to construct generation in Kentucky, expand transmission networks to support new data centers, and further improve transmission and distribution safety and reliability in both the electricity and natural gas businesses across all of its service territories.
PPL’s updated plan does not include earnings contributions or capital investments from the company’s joint venture with Blackstone Infrastructure. Depending on the timing of signed energy services agreements and the generation mix selected by these hyperscalers, the joint venture could potentially deliver earnings to PPL in the back end of the plan period, with such earnings being upside to the updated plan announced today.
To support the significant capital needs over the updated business plan, PPL projects approximately $3 billion of equity needs from 2026 through 2029. Approximately $1 billion of these needs have already been executed through forward sales agreements during 2025, with the remaining $2 billion to be addressed over the plan period. The company continues to project a Funds from Operations (FFO)/Cash Flow from Operations (CFO) to debt ratio of 16% to 18% throughout its updated plan period.
Lastly, PPL announced a 4.6% increase in its quarterly common stock dividend, raising the dividend from $0.2725 per share to $0.2850 per share. As part of its updated business plan and increased capital investment program, the company now targets annual dividend growth of 4% to 6% to support reinvestment while continuing to deliver top-tier shareowner returns. The increased dividend will be payable April 1, 2026, to shareowners of record as of March 10, 2026.

Fourth-Quarter and Full-Year Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). “Earnings from ongoing operationsˮ is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	4th Quarter			Year
	2025	2024	Change	2025	2024	Change
Reported earnings	$266	$177	50%	$1,181	$888	33%
Reported earnings per share	$0.36	$0.24	50%	$1.59	$1.20	33%

	4th Quarter			Year
	2025	2024	Change	2025	2024	Change
Earnings from ongoing operations	$305	$256	19%	$1,344	$1,250	8%
Earnings from ongoing operations per share	$0.41	$0.34	21%	$1.81	$1.69	7%

Fourth-Quarter and Full-Year Earnings by Segment

	4th Quarter		Year
Per share	2025	2024	2025	2024
Reported earnings
Kentucky Regulated	$0.18	$0.17	$0.91	$0.83
Pennsylvania Regulated	0.21	0.18	0.86	0.78
Rhode Island Regulated	0.01	0.02	0.11	0.15
Corporate and Other	(0.04)	(0.13)	(0.29)	(0.56)
Total	$0.36	$0.24	$1.59	$1.20

	4th Quarter		Year
	2025	2024	2025	2024
Special items (expense) benefit
Kentucky Regulated	$(0.01)	$—	$(0.02)	$(0.01)
Pennsylvania Regulated	—	(0.02)	—	(0.04)
Rhode Island Regulated	(0.02)	—	(0.08)	(0.06)
Corporate and Other	(0.02)	(0.08)	(0.12)	(0.38)
Total	$(0.05)	$(0.10)	$(0.22)	$(0.49)

	4th Quarter		Year
	2025	2024	2025	2024
Earnings from ongoing operations
Kentucky Regulated	$0.19	$0.17	$0.93	$0.84
Pennsylvania Regulated	0.21	0.20	0.86	0.82
Rhode Island Regulated	0.03	0.02	0.19	0.21
Corporate and Other	(0.02)	(0.05)	(0.17)	(0.18)
Total	$0.41	$0.34	$1.81	$1.69

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings in 2025 included net special-item after-tax charges of $163 million, or $0.22 per share, primarily attributable to integration-related expenses associated with the acquisition of Rhode Island Energy and PPL’s IT transformation. Reported earnings in 2024 included net special-item after-tax charges of $362 million or $0.49 per share, primarily attributable to integration-related expenses associated with the acquisition of Rhode Island Energy.
PPL’s reported earnings for the fourth quarter of 2025 included special-item after-tax charges of $39 million, or $0.05 per share. Reported earnings for the fourth quarter of 2024 included special-item after-tax charges of $79 million, or $0.10 per share. In both instances, special items were primarily attributable to integration-related expenses associated with the acquisition of Rhode Island Energy and PPL’s IT transformation.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in 2025 increased by $0.08 per share compared with a year ago. Earnings from ongoing operations in 2025 increased by $0.09 per share compared with a year ago. Factors driving earnings results primarily included higher sales volumes, largely due to weather; higher earnings from additional capital investments and lower operating costs, partially offset by higher interest expense.
Reported earnings in the fourth quarter of 2025 increased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2025 increased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included higher sales volumes, largely due to weather; and higher earnings from additional capital investments, partially offset by higher interest expense.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in 2025 increased by $0.08 per share compared with a year ago. Earnings from ongoing operations in 2025 increased by $0.04 per share compared with a year ago. Factors driving earnings results primarily included higher transmission revenue from additional capital investments, higher distribution regulatory rider recovery, higher sales volumes and lower operating costs, partially offset by higher interest expense and other factors.
Reported earnings in the fourth quarter of 2025 increased by $0.03 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2025 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher transmission revenue from additional capital investments, higher distribution regulatory rider recovery and lower operating costs, partially offset by higher interest expense and other factors.

Rhode Island Regulated Segment
PPL’s Rhode Island Regulated segment consists of the regulated electricity and natural gas operations of Rhode Island Energy.
Reported earnings in 2025 decreased by $0.04 per share compared with a year ago. Earnings from ongoing operations in 2025 decreased by $0.02 per share compared to a year ago. Factors driving earnings results primarily included higher operating costs and other factors, partially offset by higher distribution revenue from capital investments.
Reported earnings in the fourth quarter of 2025 decreased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2025 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher distribution revenue.

Corporate and Other
PPL’s Corporate and Other category primarily includes financing costs incurred at the corporate level that have not been allocated or assigned to the segments, certain non-recoverable costs resulting from commitments made to the Rhode Island Division of Public Utilities and Carriers and the Rhode Island Attorney General’s Office in conjunction with the acquisition of Rhode Island Energy, and certain other unallocated costs.
Reported earnings in 2025 increased by $0.27 per share compared with a year ago, primarily due to lower integration-related expenses associated with the acquisition of Rhode Island Energy. Earnings from ongoing operations in 2025 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included lower income taxes and other factors partially offset by higher interest expense.
Reported earnings in the fourth quarter of 2025 increased by $0.09 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2025 increased by $0.03 per share compared with a year ago. Factors driving earnings results primarily included lower interest expense and lower income taxes.

2026 Earnings Forecast

PPL today announced a 2026 earnings forecast range of $1.90 to $1.98 per share, with a midpoint of $1.94 per share.
Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations. PPL management is not able to forecast if any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.

About PPL
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 3.6 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast
PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about fourth-quarter and full-year 2025 financial results at 11 a.m. Eastern time on Friday, Feb. 20. The call will be webcast live, in audio format, together with slides of the presentation. Interested individuals can access the webcast link at www.pplweb.com/investors under Events and Presentations or access the live conference call via telephone at 1-844-512-2926. International participants should call 1-412-317-6300. Participants will need to enter the following “Elite Entry” number in order to join the conference: 0806443. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call.

# # #

Management utilizes “Earnings from Ongoing Operations” or “Ongoing Earnings” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions affecting customer energy usage and operating costs; strategic acquisitions, dispositions, joint ventures or similar transactions and our ability to consummate these business transactions, integrate the acquired entities or realize expected benefits from them; the outcome of rate cases or other cost recovery, revenue or regulatory proceedings, which may address structures or mechanisms regarding data centers and other large-load customers; catastrophic events such as epidemic or pandemic health events, wildfires, earthquakes, explosions, floods, droughts, tornadoes, hurricanes and other extreme weather-related events (including events potentially caused or exacerbated by climate change) and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories including uncertainties related to projected rapid growth in electricity demand driven primarily by data centers and other large-load customers and the related requirement for substantial new generation and transmission investment, which may create capital access, revenue recovery and customer affordability risks; the direct or indirect effects on PPL or its subsidiaries or business systems of cyber-based intrusion or the threat of cyberattacks; development, adoption and use of artificial intelligence by us, our customers and our third-party vendors; volatility in or the impact of other changes on financial markets, commodity prices and economic conditions, including inflation; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; PPL Corporation’s stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	December 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$1,071	$306
Accounts receivable	1,225	1,037
Unbilled revenues	558	485
Fuel, materials and supplies	551	511
Regulatory assets	308	320
Other current assets	218	221
Property, Plant and Equipment
Regulated utility plant	42,953	40,391
Less: Accumulated depreciation - regulated utility plant	10,303	9,682
Regulated utility plant, net	32,650	30,709
Non-regulated property, plant and equipment	71	79
Less: Accumulated depreciation - non-regulated property, plant and equipment	26	29
Non-regulated property, plant and equipment, net	45	50
Construction work in progress	3,437	2,390
Property, Plant and Equipment, net	36,132	33,149
Noncurrent regulatory assets	2,092	2,060
Goodwill and other intangibles	2,574	2,561
Other noncurrent assets	515	419
Total Assets	$45,244	$41,069

Liabilities and Equity
Short-term debt	$456	$303
Long-term debt due within one year	904	551
Accounts payable	1,559	1,196
Other current liabilities	1,627	1,283
Long-term debt	17,990	15,952
Deferred income taxes and investment tax credits	3,615	3,467
Accrued pension obligations	281	317
Asset retirement obligations	133	136
Noncurrent regulatory liabilities	3,318	3,335
Other deferred credits and noncurrent liabilities	480	452
Common stock and additional paid-in capital	12,451	12,354
Treasury stock	(575)	(928)
Earnings reinvested	3,207	2,835
Accumulated other comprehensive loss	(202)	(184)
Total Liabilities and Equity	$45,244	$41,069

(1)The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating Revenues	$2,274	$2,211	$9,042	$8,462

Operating Expenses
Operation
Fuel	198	186	855	783
Energy purchases	523	546	1,892	1,679
Other operation and maintenance	633	677	2,431	2,607
Depreciation	335	322	1,312	1,279
Taxes, other than income	109	103	423	374
Total Operating Expenses	1,798	1,834	6,913	6,722

Operating Income	476	377	2,129	1,740

Other Income (Expense) - net	61	28	151	114

Interest Expense	209	189	808	738

Income Before Income Taxes	328	216	1,472	1,116

Income Taxes	62	39	291	228

Net Income	$266	$177	$1,181	$888

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.36	$0.24	$1.60	$1.20
Diluted	$0.36	$0.24	$1.59	$1.20

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	740,113	737,989	739,406	737,756
Diluted	745,143	741,063	743,348	739,853

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	2025	2024	2023
Cash Flows from Operating Activities
Net income	$1,181	$888	$740
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,312	1,279	1,254
Amortization	104	78	81
Defined benefit plans - (income)	(57)	(72)	(73)
Deferred income taxes and investment tax credits	192	196	322
Equity component of AFUDC	(81)	(47)	(30)
Other	57	76	34
Change in current assets and current liabilities
Accounts receivable	(207)	254	(170)
Accounts payable	(12)	(41)	(72)
Unbilled revenues	(73)	(57)	128
Fuel, materials and supplies	(28)	(2)	(60)
Prepayments	43	(34)	1
Taxes payable	87	(27)	6
Regulatory assets and liabilities, net	162	(68)	(37)
Accrued interest	38	33	27
Other	(4)	(65)	38
Other operating activities
Defined benefit plans - funding	(12)	(10)	(13)
Proceeds from transfer of excess benefit plan funds	—	13	—
Other	(73)	(54)	(418)
Net cash provided by operating activities	2,629	2,340	1,758
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(4,030)	(2,805)	(2,390)
Other investing activities	26	(13)	7
Net cash used in investing activities	(4,004)	(2,818)	(2,383)
Cash Flows from Financing Activities
Issuance of long-term debt	3,045	1,894	3,252
Retirement of long-term debt	(616)	—	(1,854)
Payment of common stock dividends	(794)	(747)	(704)
Issuance of treasury stock	401	2	5
Net increase (decrease) in short-term debt	153	(689)	7
Other financing activities	(67)	(25)	(56)
Net cash provided by financing activities	2,122	435	650
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	747	(43)	25
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	339	382	357
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,086	$339	$382

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest - net of amount capitalized	$745	$670	$604
Income taxes - net	$93	$(123)	$281
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at December 31,	$630	$358	$220

Operating - Electricity Sales (Unaudited)(1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			Percent			Percent
(GWh)	2025	2024	Change	2025	2024	Change

PA Regulated Segment
Retail Delivered	9,163	8,929	2.6%	37,186	36,611	1.6%

KY Regulated Segment
Retail Delivered	7,084	6,796	4.2%	30,161	29,492	2.3%
Wholesale(2)	240	134	79.1%	1,207	617	95.6%
Total	7,324	6,930	5.7%	31,368	30,109	4.2%

Total	16,487	15,859	4.0%	68,554	66,720	2.7%

(1) Excludes the Rhode Island Regulated segment electricity sales as revenues are decoupled from volumes delivered.
(2) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2025	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$140	$157	$5	$(36)	$266
Less: Special Items (expense) benefit:
Acquisition integration, net of tax of $2, $4(2)	—	—	(4)	(15)	(19)
IT transformation, net of tax of $1, $1, $1, $1(3)	(5)	(3)	(3)	(2)	(13)
Office relocation and related costs, net of tax of $5(4)	—	5	—	—	5
Post TSA adjustments, net of tax of $1(5)	—	—	(6)	—	(6)
Customer system integration impacts, net of tax of $2(6)	—	—	(6)	—	(6)
Total Special Items	(5)	2	(19)	(17)	(39)
Earnings from Ongoing Operations	$145	$155	$24	$(19)	$305

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.18	$0.21	$0.01	$(0.04)	$0.36
Less: Special Items (expense) benefit:
Acquisition integration(2)	—	—	—	(0.02)	(0.02)
IT transformation(3)	(0.01)	—	—	—	(0.01)
Post TSA adjustments(5)	—	—	(0.01)	—	(0.01)
Customer system integration impacts(6)	—	—	(0.01)	—	(0.01)
Total Special Items	(0.01)	—	(0.02)	(0.02)	(0.05)
Earnings from Ongoing Operations	$0.19	$0.21	$0.03	$(0.02)	$0.41

(1) Reported Earnings represents Net Income.
(2) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(3) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.
(4) Certain costs and tax benefits related to the relocation of corporate offices.
(5) Adjustments related to account reconciliations and process alignment subsequent to the end of the transition services agreement associated with the acquisition of Rhode Island Energy.
(6) Certain collection process costs incurred due to the timing and implementation of the customer system integration.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Full-Year 2025	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$674	$639	$85	$(217)	$1,181
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of ($1)(2)	—	—	—	3	3
Acquisition integration, net of tax of $0, $15(3)	—	—	2	(56)	(54)
IT transformation, net of tax of $5, $1, $2, $9(4)	(16)	(4)	(8)	(33)	(61)
Energy efficiency programs settlement, net of tax of $2(5)	—	—	(6)	—	(6)
Office relocation and related costs, net of tax of $1, $5(6)	(3)	3	—	—	—
Post TSA adjustments, net of tax of $8(7)	—	—	(30)	—	(30)
Customer system integration impacts, net of tax of $4(8)	—	—	(15)	—	(15)
Total Special Items	(19)	(1)	(57)	(86)	(163)
Earnings from Ongoing Operations	$693	$640	$142	$(131)	$1,344

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.91	$0.86	$0.11	$(0.29)	$1.59
Less: Special Items (expense) benefit:
Acquisition integration(3)	—	—	—	(0.08)	(0.08)
IT transformation(4)	(0.02)	—	(0.01)	(0.04)	(0.07)
Energy efficiency programs settlement(5)	—	—	(0.01)	—	(0.01)
Post TSA adjustments(7)	—	—	(0.04)	—	(0.04)
Customer system integration impacts(8)	—	—	(0.02)	—	(0.02)
Total Special Items	(0.02)	—	(0.08)	(0.12)	(0.22)
Earnings from Ongoing Operations	$0.93	$0.86	$0.19	$(0.17)	$1.81

(1) Reported Earnings represents Net Income.
(2) PPL incurred legal expenses and received insurance reimbursement related to litigation associated with its former affiliate, Talen Montana, LLC and certain affiliated entities.
(3) RI Reg. primarily includes a final transition services agreement settlement and certain other acquisition related items. Corp. & Other primarily includes integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.
(5) Costs associated with a settlement agreement regarding energy efficiency programs prior to PPL's acquisition of Rhode Island Energy.
(6) Certain costs and tax benefits related to the relocation of corporate offices.
(7) Adjustments related to account reconciliations and process alignment subsequent to the end of the transition services agreement associated with the acquisition of Rhode Island Energy.
(8) Certain collection process costs incurred due to the timing and implementation of the customer system integration.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2024	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$127	$133	$19	$(102)	$177
Less: Special Items (expense) benefit:
Strategic corporate initiatives, net of tax of $0, $1(2)	—	(1)	—	(2)	(3)
Acquisition integration, net of tax of $0, $11(3)	—	—	2	(44)	(42)
DER projects impairment, net of tax of $6(4)	—	(15)	—	—	(15)
IT transformation, net of tax of $5(5)	—	—	—	(19)	(19)
Total Special Items	—	(16)	2	(65)	(79)
Earnings from Ongoing Operations	$127	$149	$17	$(37)	$256

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.17	$0.18	$0.02	$(0.13)	$0.24
Less: Special Items (expense) benefit:
Acquisition integration(3)	—	—	—	(0.05)	(0.05)
DER projects impairment(4)	—	(0.02)	—	—	(0.02)
IT transformation(5)	—	—	—	(0.03)	(0.03)
Total Special Items	—	(0.02)	—	(0.08)	(0.10)
Earnings from Ongoing Operations	$0.17	$0.20	$0.02	$(0.05)	$0.34

(1) Reported Earnings represents Net Income.
(2) Represents costs primarily related to PPL’s centralization and other strategic efforts.
(3) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Impairment of distributed energy resources project costs associated with a pilot solar program for which PPL will not seek regulatory recovery.
(5) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Full-Year 2024	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$620	$574	$109	$(415)	$888
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $1(2)	—	—	—	(2)	(2)
Strategic corporate initiatives, net of tax of $0, $2, $2(3)	(1)	(5)	—	(5)	(11)
Acquisition integration, net of tax of $13, $66(4)	—	—	(46)	(250)	(296)
PPL Electric billing issue, net of tax of $5(5)	—	(13)	—	—	(13)
FERC transmission credit refund, net of tax of $0(6)	1	—	—	—	1
ECR beneficial reuse transition adjustment, net of tax of $2(7)	(4)	—	—	—	(4)
DER projects impairment, net of tax of $6(8)	—	(15)	—	—	(15)
IT transformation, net of tax of $5(9)	—	—	—	(22)	(22)
Total Special Items	(4)	(33)	(46)	(279)	(362)
Earnings from Ongoing Operations	$624	$607	$155	$(136)	$1,250

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.83	$0.78	$0.15	$(0.56)	$1.20
Less: Special Items (expense) benefit:
Strategic corporate initiatives(3)	—	—	—	(0.01)	(0.01)
Acquisition integration(4)	—	—	(0.06)	(0.34)	(0.40)
PPL Electric billing issue(5)	—	(0.02)	—	—	(0.02)
ECR beneficial reuse transition adjustment(7)	(0.01)	—	—	—	(0.01)
DER projects impairment(8)	—	(0.02)	—	—	(0.02)
IT transformation(9)	—	—	—	(0.03)	(0.03)
Total Special Items	(0.01)	(0.04)	(0.06)	(0.38)	(0.49)
Earnings from Ongoing Operations	$0.84	$0.82	$0.21	$(0.18)	$1.69

(1) Reported Earnings represents Net Income.
(2) PPL incurred legal expenses related to litigation associated with its former affiliate.
(3) Represents costs primarily related to PPL’s centralization and other strategic efforts.
(4) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(5) Certain expenses related to billing issues.
(6) Prior period impact related to a Federal Energy Regulatory Commission refund order.
(7) Prior period impact for an Environmental Cost Recovery mechanism revenue adjustment related to a Kentucky Public Service Commission order.
(8) Impairment of distributed energy resources project costs associated with a pilot solar program for which PPL will not seek regulatory recovery.
(9) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.